Exhibit 10.27

October 21, 2013

Sean Simpson
[***]

Dear Sean,

We will soon announce that some of our departments in New Zealand will be moving to our new global headquarters in Chicago, Illinois. We are pleased to offer you the opportunity to relocate with the company to this new location. Your role will not change and your title will be Chief Science Officer and Founder. You will report to the CEO.

This letter outlines key aspects of the offer of employment, benefits and relocation options. Please read the letter carefully and, if you have any questions, don't hesitate to contact me. Please indicate your acceptance of this offer by signing the letter and returning it to the HR department within four (4) weeks.

Duration of Assignment: We expect the duration of the assignment to be three (3) years with a target start date in 2nd Quarter 2014 or sooner. Your actual start date will be confirmed at a later date once we have started the US visa process and confirmed flights for you. This offer and targeted start date are contingent upon you obtaining US work authorization. LanzaTech will assist you through this process including the costs associated with obtaining US work authorization. Subject to your US work authorization status, the duration of your assignment may be extended by mutual agreement based on the needs of the company, the future business situation and/or other factors.

Compensation and Benefits: Your salary will be paid in the US by LanzaTech, Inc. in US dollars. Your annual compensation package will include cash compensation and benefits. These include:

●	An annual base salary of $275,000 USD, paid on a semi-monthly basis (twice per month) in the amount of $11,458 USD. Your current New Zealand salary is $303,656 NZD per year, which is the equivalent of $248,998 in USD. Your new US salary of $275,000 represents a 10.44% increase.
●	An annual bonus target based on Company and individual performance. Your annual target bonus will remain at 30%;
●	Company-provided benefits including medical, dental, company paid life insurance and company paid short/long-term disability. The different plans are explained in more detail below. Some plans will require cost sharing while others are fully paid by us;
●	A retirement savings program called a 401(k) plan to which you can allocate a percentage of your salary. At this time, LanzaTech will match your deferrals on a dollar for dollar basis up to 3.5% of your eligible earnings annually;
●	In 2013, we have eleven (11) Company Paid Holidays in the US (known as Public Holidays in New Zealand); and

●	You will receive four (4) weeks of vacation/leave time annually; your current leave balance will transfer with you to the US. Your signature on this offer letter signifies your understanding and agreement with this plan.

Employment Status: Your current employment contract with LanzaTech New Zealand will end on your start date with LanzaTech US. There will be no break in company service or stock grant vesting and your original hire date with LanzaTech will remain in place.

There are some differences between the employment relationship in New Zealand and in the US. We will take time to review these differences in detail with you in person. The key difference is that there are not typically employment contracts in the US. Most employees receive an offer letter that outlines the working arrangement and details. Employment "At Will" is very common in the US, and Illinois is an employment "At Will" state. This means the following:

●	You are free to resign at any time for any reason, with or without notice; and
●	LanzaTech is free to end its employment relationship with you at any time for any reason with or without notice.

Please review the attached Exhibit A, the terms of which are incorporated here for further details.

Relocation Package: You may choose from two relocation packages below.

Option 1: Includes a household goods move; lump sum allowance; air travel and immigration/work authorization support for you and your eligible dependents.

●	Up to $12,500 USD reimbursed for cost to move household goods through LanzaTech's nominated relocation provider. This will be paid to the vendor directly.
●	$10,000 USD net lump sum allowance to cover all other relocation expenses and incidentals.
●	Travel and work authorization for you and your eligible dependents as outlined below.

Option 2: Includes a larger lump sum allowance; air travel and immigration/work authorization support for you and your eligible dependents. No support for moving household goods is provided, unless you are moving a family.

●	Up to $5,000 USD reimbursed for cost to move household goods through LanzaTech's nominated relocation provider. This will be paid to the vendor directly.
●	$15,000 USD net lump sum allowance to cover all relocation expenses and incidentals.
●	Travel and work authorization for you and your eligible dependents as outlined below.

The relocation package reflects our expectation that you will be committed to a long-term relocation to the US. We will offer you our full support in making the right decision for you and your family. If your employment with LanzaTech ends due to resignation, prior to one (1) year at the new home location, you must pay back the full relocation amount (i.e., including the value of the lump sum, air travel, immigration assistance and household goods move (if any)). If your employment with LanzaTech ends due to resignation prior to two (2)

years at the new home location, you must pay back 50% of the full relocation amount. Relocation is considered to begin on the first date in which you report to work at the Chicago Office. Our relocation packages are one way. It is not possible for us to assist you in relocating back to New Zealand or any other location.

Travel to the USA: LanzaTech will pay for one way economy airline tickets from Auckland to Chicago for you and your eligible dependents to relocate and settle into your new home. We will make those travel arrangements for you.

Immigration and Work Authorization Costs: We will pay for the costs of obtaining necessary visas and related paperwork for you to obtain work authorization in the US, and dependent visas for your legal spouse and dependent children.

Tax Support: We will provide you access to tax information support provided by our current tax agency. In 2013 and 2014, this will take the form of up to 10 hours of phone support per year to address multi-country tax filings.

Confidentiality: Matters of compensation are confidential. Please do not discuss the details of this agreement with your colleagues.

Relocation Guidelines: Your acceptance of this offer is an indication that you have received, read and understood the Intra-Company Global Relocation Guidelines.

Any questions you may have please don't hesitate to let me know. We look forward to your contribution as we setup our new global offices and continue on the Road to Awesome!

Sincerely,

/s/ Karen E. Nelson

Karen E. Nelson
Director, Global Human Resources

Enclosures: Exhibit A, Proprietary Agreement, and Intra-Company Global Relocation Guidelines

Signature:	/s/ Sean Simpson

Print Name:	Sean Simpson

Acceptance Date:	19/11/2013

EXHIBIT A

Terms and Conditions of Employment

Your employment with LanzaTech Inc. (the "Company") is for no specified period and constitutes "at will" employment. You are free to resign at any time, for any reason or for no reason with or without notice. Similarly, the Company is free to terminate its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks' notice. In addition, the Company reserves the right to modify job titles, salaries and benefits from time to time in its sole discretion as it deems necessary or appropriate.

We reserve the right to conduct background investigations and/or reference checks on all potential employees, and this offer of employment is made conditionally on clearance of such inquiries, if any. In this regard, for purposes of federal immigration law, you will be required to provide us with documentary evidence of your identity and eligibility for employment in the United States. This documentation must be provided to us no later than three (3) business days after your date of hire, or we may have to terminate our employment relationship with you.

As a condition of your employment and before your start date with LanzaTech US, you are required to sign and comply with the LanzaTech Inc. Employee Proprietary Information and Inventions Agreement (the “Proprietary Agreement”). The Proprietary Agreement requires, among other provisions, the assignment to the Company of patent rights to any inventions made during your employment with us, the non-disclosure of the Company's proprietary information and the arbitration of all disputes arising out of or relating to our employment relationship under this letter or otherwise. Please read the Proprietary Agreement carefully. Please note that we must receive your signed Proprietary Agreement before your first day of employment.

As a Company employee, you will be expected to abide by the Company's rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company's rules of conduct that are included in the Company Handbook, which the Company will soon distribute to you.